Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01

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RBS US Gold Trendpilot ETN (TBAR) Press Release Click here

RBS US Mid Cap Trendpilot ETN (TRNM) Press Release Click here

RBS US Large Cap Trendpilot ETN (TRND) Press Release Click here

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc,
The Royal Bank of Scotland N.V. (RBS N.V.), RBS Holdings N.V. (collectively, the RBS Entities) have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any
RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov .
Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS
(toll-free).

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RBS US Markets - Structured Products

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RBS Trendpilot(TM) ETNs may be an alternative for traditional "buy and hold"
investors.

Transparent, trend-following, rules-based index methodology.
Aims to mitigate, to some extent, the volatility of the underlying benchmark.
Tracks the underlying benchmark in trending bull markets and tracks the 3-month
T-Bill rate in trending bear markets
The daily redemption value provides a valuation of the ETN on a daily basis based on the performance of the underlying benchmark, minus the investor fee .

The RBS Trendpilot(TM) ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS
ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

RBS Gold Trendpilot ETN

Oil Trendpilot ETN

RBS US Large Cap Trendpilot ETN RBS US Mid Cap Trendpilot ETN

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc,
The Royal Bank of Scotland N.V. (RBS N.V.), RBS Holdings N.V. (collectively, the RBS Entities) have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any
RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov .
Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS
(toll-free).

Privacy Statement

Terms and Conditions

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10/21/2011

RBS US ETN - Product Detail

"The Annual Investor Fee" accrues on a daily basis.
"Daily Redemption Value" refers to the price per ETN at which The Royal Bank of
Scotland plc shall repurchase any ETNs offered by investors for repurchase
(provided that at least 20,000 ETNs are offered for repurchase) or shall redeem any ETNs called by it for redemption at its option, in each case, subject to the terms and conditions described in the pricing supplement and prospectus.
The amount reflects the Daily Redemption Value at the close of the market on the prior trading day in the United States.
"Shares Outstanding" means to the number of ETN units outstanding at the close of market on the prior trading day in the United States. "Issue Size (USD
000's)" means an amount equal to the Daily Redemption Value multiplied by
Shares Outstanding.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. Liquidity of the market for
RBS ETNs may vary over time. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of The
Royal Bank of Scotland plc (RBS plc), as the issuer, and The Royal Bank of
Scotland Group plc (RBS Group), as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS
ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have each filed a registration statement (including a prospectus) with the U.S. Securities and Exchange
Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the relevant prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the
SEC website at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. or any
dealer participating in the offering will arrange to send you the prospectus and pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS
(toll free).

The NYSE Arca Equal Weighted Pharmaceutical Total Return Index(SM) is a service mark of NYSE Euronext or its affiliates (NYSE Euronext) and has been licensed for use by The Royal Bank of Scotland plc and RBS Securities, Inc. (Licensees)
in connection with the RBS ETNs. Neither the Licensees nor the RBS ETNs is sponsored, endorsed, sold or promoted by NYSE Euronext. NYSE Euronext makes no representations or warranties regarding the RBS ETNs or the ability of the NYSE
Arca Equal Weighted Pharmaceutical Total Return IndexSM to track general stock market performance.

NYSE EURONEXT MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY
DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE
WITH RESPECT TO THE NYSE
ARCA EQUAL WEIGHTED PHARMACEUTICAL TOTAL RETURN INDEX(SM) OR ANY DATA INCLUDED
THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY FOR ANY SPECIAL,
PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF
NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

http://usmarkets.rbs.com/EN/Showpage.aspx?pageID=310 and ISIN=US78009P1350
10/21/2011

RBS Global Big Pharma ETN
DRGS
 Product Detail
The RBS Global Big Pharma ETNs are designed for investors who seek exposure to the NYSE Arca Equal Weighted Pharmaceutical
Total Return Index (the "Index"). The Index is designed to track the performance of the equity securities of a cross section of companies
involved in various phases of development, production and marketing of pharmaceuticals, with the component securities represented in approximately equal dollar amounts. The Index is rebalanced quarterly at the close of trading on the third Friday of March, June,
September and December.
Product Facts                     Codes
                Exchange Traded ISIN                 US78009P1350
Product type         Note (ETN)                                      Download Prospectus (629
                                   CUSIP                78009P135    KB)
Exchange name        NYSE Arca
                                   Ticker                   DRGS
Shares                  160,000
Outstanding                                        NYSE Arca Equal
                                   Underlying             Weighted
Issue Size (USD                                 Pharmaceutical Total
                         $ 4,000
000's)                                                 Return Index
Annual Investor                    Intraday
                         0.60%
Fees                               Indicative             DRGS.IV
                                   Value Ticker
Inception Date         10/21/11
Maturity               10/25/41

RBS US ETN - Product Detail

Privacy Statement

Terms and Conditions

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10/21/2011

RBS US ETN - About Us

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10/21/2011

About Us

Founded in 1727, The Royal Bank of Scotland Group plc (RBS Group) is the
holding company of a large global banking and financial services group, headquartered in Edinburgh. Globally, RBS Group has a diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

The Royal Bank of Scotland Group plc

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland N.V. (RBS
N.V.) and Citizens Financial Group, Inc. are subsidiaries of RBS Group. RBS
Securities Inc., a U.S. registered broker-dealer, member of the Financial
Industry Regulatory Authority (FINRA) and the Securities Investor Protection
Corporation (SIPC), is an indirect wholly-owned subsidiary of RBS plc and an affiliate of RBS N.V.

For additional information about our us, click here.

The Royal Bank of Scotland plc (RBS plc), The Royal Bank of Scotland Group plc,
The Royal Bank of Scotland N.V. (RBS N.V.), RBS Holdings N.V. (collectively, the RBS Entities) have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any
RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the SEC for more complete information about the relevant RBS Entities and offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov .
Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855 -RBS-ETPS
(toll-free).

RBS Americas Headquarters 600 Washington Boulevard Stamford, CT 06901